Exhibit 99.1
FOR IMMEDIATE RELEASE
QUESTCOR ANNOUNCES FINANCIAL RESULTS FOR 2006 AND OUTLOOK FOR 2007
— Fourth quarter Acthar net sales increase 111% over fourth quarter 2005 —
Union City, CA — March 12, 2007 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) today reported its financial results for the quarter and year ended December 31, 2006. Total net product sales for the fourth quarter of 2006 were $3.4 million, up 87% from the fourth quarter of 2005. 2006 net sales of H.P. Acthar® Gel (repository corticotropin injection) (“Acthar”) increased 43% from 2005 to $12.1 million.
For the fourth quarter of 2006, net loss applicable to common shareholders totaled $3.3 million, or $0.06 per share. In the fourth quarter of 2005, net income applicable to common shareholders totaled $5.4 million, or $0.10 per share, and included a one-time gain of $9.6 million, or $0.18 per share, from the sale of Questcor’s non-core commercial pharmaceutical products. For the 2006 full year, net loss applicable to common shareholders totaled $10.1 million, or $0.18 per share, compared to net income applicable to common shareholders of $5.1 million, or $0.10 per share, for 2005, which included the one-time gain of $9.6 million, or $0.18 per share.
In addition to the significant increase in Acthar sales during 2006, other key accomplishments during 2006 included:
•	The redemption of all outstanding Series B convertible preferred stock for a total payment of $7.8 million.

•	The expansion of our central nervous system (“CNS”) specialty sales force to 44 professionals.

•	The acquisition and launch by our neurology sales force of our second CNS product, Doral® (quazepam) for the treatment of sleep disorders.

•	The filing of a supplemental new drug application (“sNDA”) for the treatment of infantile spasms with Acthar.

•	The initiation of clinical development for QSC-001, a unique orally disintegrating tablet (“ODT”) formulation of hydrocodone bitartrate and acetaminophen (“HB/APAP”) for the treatment of moderate to moderately severe pain.

•	The closing of a registered direct offering of common stock with net proceeds of $12.7 million.

James Fares, President and CEO of Questcor, commented, “We are pleased to report another solid quarter and a very successful 2006, but more importantly, we are excited about our momentum towards building a leading CNS-focused specialty pharmaceutical company. By maximizing the value of our current brands and beginning to build a meaningful clinical pipeline, we are taking the steps necessary to achieve the next level of success. Over the past year, we have been able to re-focus the company and are now well positioned to accelerate our commercial growth and development efforts in 2007.”
2007 Outlook
Questcor has established the following key objectives for 2007:
•	Obtain a positive response from the U.S. Food and Drug Administration (“FDA”) on our sNDA for the treatment of infantile spasms with Acthar.

•	Complete the development work necessary to continue the clinical studies on QSC-001 to support a New Drug Application (“NDA”) filing with the FDA in 2008.

•	Add at least one new pipeline or commercial opportunity.

•	Increase net sales to greater than $18 million.
Financial Results for the Quarter and Year Ended December 31, 2006
Total net product sales were $3.4 million and $12.8 million for the quarter and year ended December 31, 2006, respectively, as compared to total net product sales of $1.8 million and $14.2 million for the quarter and year ended December 31, 2005, respectively. Total net product sales for the quarter and year ended December 31, 2005 included $367,000 and $5.7 million, respectively, of net product sales related to the commercial product lines Questcor divested during the fourth quarter of 2005. Net product sales of Acthar were $3.1 million for the fourth quarter of 2006, an increase of 111% over Acthar net product sales of $1.4 million in fourth quarter of 2005. Acthar net product sales were $12.1 million for the year ended December 31, 2006, an increase of 43% over Acthar net product sales of $8.4 million for the year ended December 31, 2005. The increase in Acthar net product sales was due primarily to increased promotion by Questcor’s expanded sales organization and targeted marketing initiatives. Net product sales of Doral were $342,000 for the fourth quarter of 2006 and $714,000 for the period from Questcor’s acquisition of Doral in May 2006 through December 31, 2006. Questcor began selling Doral in late May and promoting the product in mid-July.
Operating costs and expenses were $7.0 million and $23.6 million for the quarter and year ended December 31, 2006, respectively, as compared to operating costs and expenses of $4.4 million and $16.4 million for the quarter and year ended December 31, 2005, respectively. Selling, general and administrative expenses were $4.7 million and $17.3 million for the quarter and year ended December 31, 2006, respectively, as compared to $2.9 million and $10.0 million for the quarter and year ended December 31, 2005, respectively. The increase was due primarily to the expansion of Questcor’s sales organization and increased marketing efforts for Acthar. Research and development expenses were $1.4 million and $3.0 million for the quarter and year ended December 31, 2006, respectively, as compared to $630,000 and $2.2 million for the quarter and year ended December 31, 2005, respectively. During 2006, Questcor filed an sNDA for the treatment of infantile spasms with Acthar and initiated a new clinical development program for QSC-001.

As of December 31, 2006, Questcor’s cash, cash equivalents and short-term investments totaled $18.4 million as compared to $26.6 million as of December 31, 2005. During 2006, Questcor used $9.7 million of cash in operations, $7.8 million to redeem its outstanding Series B convertible preferred stock, and $4.1 million to acquire Doral, which was partially offset by $13.6 million of cash generated from the issuance of common stock. During the fourth quarter of 2006, Questcor netted cash proceeds of $12.7 million from the issuance of 11.4 million shares of its common stock. Questcor expects that its cash used in operations during 2007 will be consistent with 2006. As of December 31, 2006, Questcor had 68,740,804 common shares and 2,155,715 Series A preferred shares outstanding.
Year ended December 31, 2006 Conference Call — Questcor will be hosting a conference call to discuss these results on Monday, March 12, 2007 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Please call the following numbers to participate: (800) 741-6056 (domestic) or (706) 679-3280 (international) and use conference ID number 1093316. Participants are asked to call the above numbers 5-10 minutes prior to the starting time.
This call is being webcast by Thomson/CCBN and can be accessed at Questcor’s website at www.questcor.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
A telephonic replay of this call will be available from 9:00 p.m. Eastern Time on March 12, 2007 through 11:59 p.m. Eastern Time on March 19, 2007. Please call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use conference ID number 1093316.
About Questcor — Questcor Pharmaceuticals, Inc.® (AMEX: QSC) is a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders. Questcor currently markets H.P. Acthar® Gel (repository corticotropin injection), an injectable drug indicated for the treatment of exacerbations associated with Multiple Sclerosis and Doral® (quazepam) that is indicated for the treatment of insomnia, characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements, including, without limitation, those set forth under the heading “2007 Outlook” that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its non-core products, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research, development, marketing and regulatory risks, and the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully and find marketing partners where appropriate, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2005 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Eric Liebler
Senior Vice President, Strategic Planning and Communications
510-400-0740
IR@Questcor.com

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31
	2006	2005	2006	2005
Net product sales	$3,404	$1,816	$12,788	$14,162
Operating costs and expenses:
Cost of product sales (exclusive of amortization of purchased technology)	777	813	3,000	3,110
Selling, general and administrative	4,700	2,879	17,282	10,019
Research and development	1,401	630	3,033	2,227
Depreciation and amortization	98	42	316	995

Total operating costs and expenses	6,976	4,364	23,631	16,351

Loss from operations	(3,572)	(2,548)	(10,843)	(2,189)
Other income (expense):
Non-cash amortization of deemed discount on convertible debentures	—	—	—	(108)
Interest income	138	184	607	271
Interest expense	—	(28)	—	(275)
Other income, net	98	2	127	8
Rental income, net	—	62	—	243
Gain on sale of product lines	—	9,642	—	9,642

Total other income, net	236	9,862	734	9,781

Net income (loss) before income taxes	(3,336)	7,314	(10,109)	7,592
Income tax expense	—	200	—	200

Net income (loss)	(3,336)	7,114	(10,109)	7,392
Non-cash deemed dividend related to beneficial conversion feature of Series B preferred stock	—	—	—	84
Deemed dividend related to redemption of Series B preferred stock	—	1,361	—	1,361
Dividends on Series B preferred stock	—	167	—	671
Allocation of undistributed earnings to Series A preferred stock	—	218	—	208

Net income (loss) applicable to common shareholders	$(3,336)	$5,368	$(10,109)	$5,068

Net income (loss) per common share applicable to common shareholders — basic and diluted	$(0.06)	$0.10	$(0.18)	$0.10

Shares used in computing net income (loss) per share applicable to common shareholders:
Basic	59,373	53,194	56,732	52,477

Diluted	59,373	54,907	56,732	53,323

Questcor Pharmaceuticals, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$15,937	$20,438
Short-term investments	2,488	6,139
Accounts receivable, net of allowance for doubtful accounts of $55 and $84 at December 31, 2006 and 2005, respectively	1,783	725
Inventories, net	2,965	1,577
Prepaid expenses and other current assets	811	710

Total current assets	23,984	29,589
Property and equipment, net	665	655
Purchased technology, net	3,965	—
Goodwill	299	299
Deposits and other assets	722	805

Total assets	$29,635	$31,348

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,154	$1,505
Accrued compensation	1,019	709
Sales-related reserves	2,784	2,581
Other accrued liabilities	521	632
Income taxes payable	—	200
Preferred stock, 7,125 Series B shares at redemption amount at December 31, 2005	—	7,841

Total current liabilities	6,478	13,468
Lease termination and deferred rent liabilities	1,961	1,350
Other non-current liabilities	18	27
Preferred stock, no par value, 7,500,000 shares authorized; 2,155,715 Series A shares issued and outstanding at December 31, 2006 and 2005 (aggregate liquidation preference of $10,000 at December 31, 2006 and 2005)	5,081	5,081
Shareholders’ equity:
Common stock, no par value, 105,000,000 shares authorized; 68,740,804 and 54,461,291 shares issued and outstanding at December 31, 2006 and 2005, respectively	105,352	90,576
Deferred compensation	—	(5)
Accumulated deficit	(89,256)	(79,147)
Accumulated other comprehensive gain (loss)	1	(2)

Total shareholders’ equity	16,097	11,422

Total liabilities, preferred stock and shareholders’ equity	$29,635	$31,348